UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/12/2014

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 12, 2014, the Board of Directors of Assurant, Inc. (the "Company") appointed Alan B. Colberg as President, effective September 16, 2014, and as Chief Executive Officer and director, effective January 1, 2015, succeeding Robert B. Pollock in these positions. Mr. Pollock will cease to be President effective September 16, 2014 but will continue in his roles as Chief Executive Officer and director until December 31, 2014. Mr. Colberg, 53, joined the Company as Executive Vice President, Marketing and Business Development in March 2011. Prior to that, Mr. Colberg served in multiple positions at Bain & Company ("Bain") including as Managing Director of Bain's Atlanta office and southern region from 2000 to 2011, and as global practice leader of its Financial Services practice from 2005 to 2011. There are no family relationships between Mr. Colberg and any director or executive officer of the Company or any person nominated to become a director or executive officer, and no related party transactions involving Mr. Colberg are reportable under Item 404(a) of Regulation S-K.

In connection with Mr. Colberg's appointment as Chief Executive Officer, (i) his annual base salary will increase from $565,000 to $850,000, effective January 1, 2015; (ii) his target annual incentive opportunity for 2015 will increase from 100% to 160% of base salary; and (iii) his target long-term incentive opportunity for 2015 will increase from 225% to 400% of base salary.

Other than as set forth above, Mr. Colberg will continue to participate in the Company's compensation and benefits programs in the manner described in the Company's 2014 proxy statement filed on March 25, 2014.

A copy of the Company's September 16, 2014 news release announcing these events is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 8.01.    Other Events

Exhibit 99.1                 News Release, dated September 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: September 16, 2014	By:	/s/ Bart R. Schwartz
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release, dated September 16, 2014